UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

The Parent Company

(Exact name of registrant as specified in its charter)

Colorado	1-32577	65-0797093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 1800

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 228-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2008, we finalized employment agreements with certain of our executive officers including our Chief Executive Officer, Michael J. Wagner, and our Chief Financial Officer, Barry Hollingsworth. Each of these employment agreements is for a three year term and may be renewed once for a one year term at our sole election. Under these employment agreements, the annual base salary for Mr. Wagner is $350,000 and for Mr. Hollingsworth is $200,000. Mr. Wagner and Mr. Hollingsworth will each be eligible for annual bonus awards under bonus plans our board approves, and will be entitled to participate in other benefit plans or programs for which our similarly situated employees are generally eligible. If we terminate Mr. Wagner’s or Mr. Hollingsworth’s employment without cause or if either person voluntarily terminates his employment for good reason, such person would be entitled to continued payment of his base salary for a severance period after employment termination of one year for Mr. Wagner and six months for Mr. Hollingsworth, a bonus for the year in which such employment termination occurred prorated for the period of employment, and to receive equivalent employee benefits after employment termination for the severance period applicable to each person. Provided, however, that under these circumstances, the terminated person would be subject to a non-competition covenant for the severance period applicable to each person and to a non-solicitation and non-interference covenant for the severance period applicable to each person plus one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Parent Company

February 27, 2008	By:	/s/ Barry Hollingsworth
Name: Barry Hollingsworth
Title: Chief Financial Officer

3